       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 2005

                           REGISTRATION NO. 333-122452

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                               Amendment No. 3 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           ACACIA RESEARCH CORPORATION
             (Exact name of registrant as specified in its charter)

                              --------------------

            DELAWARE                                             95-4405754
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)
                                      3670
                          (Primary Standard Industrial
                           Classification Code Number)

                              --------------------

                           ACACIA RESEARCH CORPORATION
                            500 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 480-8300

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                              RAYMOND A. LEE, ESQ.
                             GREENBERG TRAURIG, LLP
                        650 TOWN CENTER DRIVE, SUITE 1700
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 708-6500

               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------

                                -----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                -----------------

         THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED ____________,

                                   PROSPECTUS

                                3,938,832 SHARES

                           ACACIA RESEARCH CORPORATION

                ACACIA RESEARCH-ACACIA TECHNOLOGIES COMMON STOCK

                                -----------------

This prospectus relates to the resale of up to 3,938,832 shares of Acacia Research-Acacia Technologies common stock of Acacia Research Corporation, a Delaware corporation, that the selling stockholders may offer from time to time. The selling stockholders include those holders named in the table under the section titled "selling stockholders" beginning on page 28 of this prospectus. The shares of our Acacia Research-Acacia Technologies common stock being offered by this prospectus were previously issued to the selling stockholders in unregistered sales of the securities.

We will not receive any of the proceeds from the sale of the shares of our Acacia Research-Acacia Technologies common stock by the selling stockholders. We will bear the cost of the registration of these shares.

Subject to the restrictions described in this prospectus, the selling stockholders (directly, or through agents or dealers designated from time to time) may sell the shares of our Acacia Research-Acacia Technologies common stock being offered by this prospectus from time to time, on terms to be determined at the time of sale. The prices at which these stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our Acacia Research-Acacia Technologies common stock is quoted on the Nasdaq National Market under the symbol "ACTG." On April 29, 2005, the last reported sale price of our Acacia Research-Acacia Technologies common stock as reported on the Nasdaq National Market was $6.09 per share.

Our Acacia Research-Acacia Technologies common stock is intended to reflect the separate performance of Acacia Technologies group, one of two divisions of Acacia Research Corporation. The Acacia Technologies group is not a separate legal entity. Holders of Acacia Research-Acacia Technologies common stock are stockholders of Acacia Research Corporation. As a result, holders of Acacia Research-Acacia Technologies common stock continue to be subject to all of the risks of an investment in Acacia Research Corporation and all of its businesses, assets and liabilities.

INVESTING IN OUR ACACIA RESEARCH-ACACIA TECHNOLOGIES COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR ACACIA RESEARCH-ACACIA TECHNOLOGIES COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                              --------------------


                   The date of this prospectus is May 5, 2005

--------------------------------------------------------------------------------
The information in this preliminary prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary...........................................................1
Risk Factors.................................................................5
Cautionary Statement Concerning Forward-Looking Information.................27
Use of Proceeds.............................................................28
Selling Stockholders........................................................28
Relationship of Selling Stockholders to the Company.........................29
Plan of Distribution........................................................29
Experts.....................................................................31
Legal Matters...............................................................32
Where You Can Find More Information.........................................32
Material Changes............................................................32
Incorporation of Certain Information by Reference...........................32

                               PROSPECTUS SUMMARY


         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR ACACIA RESEARCH-ACACIA TECHNOLOGIES COMMON STOCK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCORPORATED BY REFERENCE ON PAGE 32 BELOW.

BUSINESS AND BASIS OF PRESENTATION

         SEPARATE GROUP PRESENTATION AND CLASSES OF STOCK. Acacia Research Corporation is comprised of two operating groups. On December 11, 2002, our stockholders voted in favor of a recapitalization transaction, which became effective on December 13, 2002, whereby we created two new classes of common stock called Acacia Research-CombiMatrix common stock ("AR-COMBIMATRIX STOCK") and Acacia Research-Acacia Technologies common stock ("AR-ACACIA TECHNOLOGIES STOCK"), and divided our existing Acacia Research Corporation common stock into shares of the two new classes of common stock. AR-CombiMatrix stock is intended to reflect separately the performance of Acacia Research Corporation's CombiMatrix group. AR-Acacia Technologies stock is intended to reflect separately the performance of Acacia Research Corporation's Acacia Technologies group. Although the AR-CombiMatrix stock and the AR-Acacia Technologies stock are intended to reflect the performance of our different business groups, they are both classes of common stock of Acacia Research Corporation and are not stock issued by the respective groups.

         AR-CombiMatrix stock and AR-Acacia Technologies stock are intended to reflect the separate performance of the respective divisions of Acacia Research Corporation. The CombiMatrix group and the Acacia Technologies group are not separate legal entities. Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock are stockholders of Acacia Research Corporation. As a result, holders of AR-CombiMatrix stock and AR-Acacia Technologies stock continue to be subject to all of the risks of an investment in Acacia Research Corporation and all of its businesses, assets and liabilities. The consolidated financial statements incorporated by reference into this Prospectus include the accounts of Acacia Research Corporation and its wholly owned and majority-owned subsidiaries, including those in both the CombiMatrix group and the Acacia Technologies group.

         Financial effects arising from one group that affect Acacia Research Corporation's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of common stock relating to the other group. Any division net losses of the Acacia Technologies group or of the CombiMatrix group, and dividends or distributions on, or repurchases of, AR-Acacia Technologies stock or AR-CombiMatrix stock, will reduce the assets of Acacia Research Corporation legally available for payment of dividends on AR-Acacia Technologies stock or AR-CombiMatrix stock. Acacia Research Corporation's creditors are unaffected by the division of our business into two operating groups or our division of our common stock into two classes. The assets Acacia Research Corporation attributes to one of the groups could be subject to the liabilities of the other group. Creditors of Acacia Research Corporation may still make claims against all of our assets and earnings from both operating groups. However, our business is conducted by our operating subsidiaries, and each of our subsidiaries operates in only one of the two groups. Creditors of one subsidiary may not make claims against the assets of another subsidiary, absent a separate guaranty from the other subsidiary. None of our subsidiaries currently guaranties the obligations of any other subsidiary.

         LIMITATIONS OF SEPARATE CLASSES OF COMMON STOCK. Although our two classes of stock are intended to reflect the separate performances of the respective groups, we cannot assure you that the market values of the two classes will in fact reflect the performance of the respective groups as we intend because holders do not have a separate and exclusive interest in the respective groups. Holders of AR-Acacia Technologies stock are common stockholders of Acacia Research Corporation and do not hold a direct or exclusive interest in the Acacia Technologies group. As such, they are subject to all risks associated with an investment in Acacia Research Corporation and all of our businesses, assets and liabilities.

         The performance of our respective groups is measured by the financial results of our separate groups, as reflected in the separate financial statements included in our periodic reports filed with the SEC and in this prospectus by reference to our periodic reports. The financial statements of Acacia Technologies group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The financial statements of the Acacia Technologies group include the accounts or assets of

Acacia Research Corporation specifically attributed to the Acacia Technologies group and were prepared using amounts included in Acacia Research Corporation's consolidated financial statements. Financial effects arising from one group that affect Acacia Research Corporation's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of common stock relating to the other group. Any division net losses of the CombiMatrix group or the Acacia Technologies group and dividends or distributions on, or repurchases of, AR-CombiMatrix stock or AR-Acacia Technologies stock or repurchases of preferred stock of Acacia Research Corporation will reduce the assets of Acacia Research Corporation legally available for payment of dividends on AR-Acacia Technologies stock or AR-CombiMatrix stock.

         VOTING RIGHTS OF AR-ACACIA TECHNOLOGIES COMMON STOCK. Holders of AR-Acacia Technologies stock and AR-CombiMatrix stock vote together as a single class (except in certain limited circumstances). Each share of AR-CombiMatrix stock entitles the holder to one vote. Each share of AR-Acacia Technologies stock entitles the holder, for any particular vote, to a number of votes equal to the average market value of a share of AR-Acacia Technologies stock divided by the average market value of a share of AR-CombiMatrix stock over a specified 20-trading day period ending on the 10th trading day prior to the record date for determining the stockholders entitled to vote. Accordingly, the relative per share voting rights of the AR-CombiMatrix stock and the AR-Acacia Technologies stock will fluctuate depending on changes in the relative market values of shares of such classes of common stock. The purpose of the floating voting power is to link voting power to relative economic interests in Acacia Research Corporation.

         EXAMPLES OF THE CALCULATION OF THE NUMBER OF VOTES EACH SHARE OF AR-ACACIA TECHNOLOGIES STOCK COULD BE ENTITLED ON ALL MATTERS ON WHICH HOLDERS OF AR-COMBIMATRIX STOCK AND AR-ACACIA TECHNOLOGIES STOCK VOTE AS A SINGLE CLASS.

         EXAMPLE #1: If the average market values for the 20-trading day valuation period were $4 for the AR-Acacia Technologies stock and $6 for the AR-CombiMatrix stock, each share of AR-CombiMatrix stock would have one vote and each share of AR-Acacia Technologies stock would have 0.67 votes based on the following calculation:

         $4/$6 = 0.67 votes

         Based on the assumptions in this example, and assuming 20 million shares of AR-CombiMatrix stock and 20 million shares of AR-Acacia Technologies stock were outstanding, the shares of AR-CombiMatrix stock would represent approximately 60% of our total voting power and the shares of AR-Acacia Technologies stock would represent approximately 40% of our total voting power.

         EXAMPLE #2: If the average market values for the 20-trading day valuation period were $5 for the AR-Acacia Technologies stock and $5 for the AR-CombiMatrix stock, each share of AR-CombiMatrix stock would have one vote and each share of AR-Acacia Technologies stock would have one (1) vote based on the following calculation:

         $5/$5 = 1.0 vote

         Based on the assumptions in this example, and assuming 20 million shares of AR-CombiMatrix stock and 20 million shares of AR-Acacia Technologies stock were outstanding, the shares of AR-CombiMatrix stock would represent approximately 50% of our total voting power and the shares of AR-Acacia Technologies stock would represent approximately 50% of our total voting power.

         EXAMPLE #3: If the average market values for the 20-trading day valuation period were $6 for the AR-Acacia Technologies stock and $4 for the AR-CombiMatrix stock, each share of AR-CombiMatrix stock would have one vote and each share of AR-Acacia Technologies stock would have 1.50 votes based on the following calculation:

         $6/$4 = 1.50 votes

         Based on the assumptions in this example, and assuming 20 million shares of AR-CombiMatrix stock and 20 million shares of AR-Acacia Technologies stock were outstanding, the shares of AR-CombiMatrix stock would represent approximately 40% of our total voting power and the shares of AR-Acacia Technologies stock would represent approximately 60% of our total voting power.

         These examples, each of which is based on the assumption that the total number of issued and outstanding shares of each class is 20,000,000, are summarized in the table below:

Assumed Share Price                Voting Rights              Relative Total Votes            Voting Power
-------------------                -------------              --------------------            ------------
EXAMPLE #1:
AR-CombiMatrix $6                  1.0 vote/share                   20,000,000                     60%
AR-Acacia Technologies $4          0.67 votes/share                 13,333,333                     40%

EXAMPLE #2:
AR-CombiMatrix $5                  1.0 vote/share                   20,000,000                     50%
AR-Acacia Technologies $5          1.0 vote/share                   20,000,000                     50%

EXAMPLE #3:
AR-CombiMatrix $4                  1.0 vote/share                   20,000,000                     40%
AR-Acacia Technologies $6          1.50 votes/share                 30,000,000                     60%

         IN THESE EXAMPLES WE HAVE PROVIDED A BETTER UNDERSTANDING OF THE MECHANICS SURROUNDING THE CALCULATION OF VOTING POWER. IT SHOULD NOT BE ASSUMED THAT THE EXAMPLES USED ARE IN ANY WAY INDICATIVE OF THE RESPECTIVE COMMON STOCK TRADING OR ACTUAL RELATIVE VOTING POWER AS OF THE DATE OF THIS PROSPECTUS. PLEASE SEE THE RISK FACTOR TITLED "THE HOLDERS OF AR-COMBIMATRIX STOCK AND THE HOLDERS OF AR-ACACIA TECHNOLOGIES STOCK WILL HAVE CERTAIN LIMITS ON THEIR RESPECTIVE VOTING POWERS." ON PAGE 21 BELOW REGARDING THE CURRENT RELATIVE VOTING POWER FOR OUR ANNUAL MEETING.

         The holders of AR-CombiMatrix common stock and AR-Acacia Technologies common stock do not have any rights to vote separately as a class on any matter coming before stockholders of Acacia Research Corporation, except for certain limited class voting rights provided under Delaware law. In addition to the approval of the holders of a majority of the voting power of all shares of common stock voting together as a single class, the approval of a majority of the outstanding shares of the AR-CombiMatrix stock or the AR-Acacia Technologies stock, voting as a separate class, would be required under Delaware law to approve any amendment to the restated certificate of incorporation that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by Delaware law, the restated certificate of incorporation provides that an amendment to the restated certificate of incorporation that increases or decreases the number of authorized shares of AR-CombiMatrix stock or AR-Acacia Technologies stock will only require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of the holders of the class of common stock affected by such amendment, voting as a separate class.

         OUR BUSINESS. Our intellectual property licensing business, referred to as the "Acacia Technologies group," acquires, enforces and licenses intellectual property, and is comprised of the following subsidiaries: Acacia Media Technologies Corporation, Acacia Internet Access Corporation, Soundview Technologies, Incorporated, Soundbreak.com, Incorporated, Acacia Research Investment Corporation, Acacia Technologies Services Corporation, Acacia Global Acquisition Corporation, Acacia Capital Management Corporation, Acacia Patent Acquisition Corporation, Acacia Media Technologies Corporation - Mexico, Acacia Media Technologies Corporation - Europe, AV Technologies LLC, Broadcast Innovation LLC, Data Innovation LLC, Financial Systems Innovation LLC, Information Technology Innovation LLC, InternetAd LLC, IP Innovation LLC, KY Data Systems LLC, New Medium LLC, TechSearch LLC, VData LLC, Spreadsheet Automation Corporation, Computer Cache Coherency Corporation, Microprocessor Enhancement Corporation. The revenue in our Acacia Technology group is derived from license fees from our patent portfolios held by our various subsidiaries that comprise the group. Our subsidiaries are often forced to bring civil lawsuits to enforce our patents before receiving any such revenues. For example, Acacia Media Technologies Corporation licenses and enforces our Digital Media Technology patents and receives royalty payments from companies that utilize our patented technology in products they sell and services they provide. It is also engaged in litigation to enforce these patents, seeking royalties from companies that are infringing upon these patents.

         Our life sciences business, referred to as the "CombiMatrix group," is comprised of the following subsidiaries: CombiMatrix Corporation, Advanced Material Sciences, Inc., CombiMatrix International Holding Corporation and CombiMatrix K.K. Our CombiMatrix group operates a life sciences technology business with a proprietary system for rapid, cost competitive creation of DNA and other compounds on a programmable semiconductor chip. This system is comprised of a semiconductor chip with an array of microelectrodes, each of which is capable of initiating and performing a synthetic chemical reaction that allows for strands of DNA and other molecules to be assembled over each microelectrode. We refer to this system as an array. The instruments we use to manufacture these arrays can do so in a matter of days and at a price that the CombiMatrix group believes is attractive to researchers who use tools such as our arrays in conducting genetic research. This proprietary technology has applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology. We are exploring opportunities for use of our array system with pharmaceutical and biotechnology companies in the Asian market.

         We have sustained substantial losses since our inception resulting in an accumulated deficit, as of December 31, 2004, of $188.2 million on a consolidated basis. We are continuing to invest in acquisitions of additional patent portfolios in our Acacia Technologies group and research and development in our CombiMatrix group. As a result, it is more likely than not that we will incur losses for the foreseeable future.

         We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 500 Newport Center Drive, Newport Beach, California 92660, and our telephone number is (949) 480-8300. Our website is located at www.acaciaresearch.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information on our website a part of this prospectus.

         The group financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and taken together, comprise all the accounts included in the corresponding consolidated financial statements of Acacia Research Corporation. The financial statements of the groups reflect the financial condition, results of operations, and cash flows of the businesses included therein. The financial statements of the groups include the accounts or assets of Acacia Research Corporation specifically attributed to the groups and were prepared using amounts included in Acacia Research Corporation's consolidated financial statements.

THE OFFERING

AR-Acacia Technologies stock offered by selling
   stockholders...................................... 3,938,832 shares

Common stock issued and outstanding as of
   March 28, 2005.................................... 27,212,852  shares of AR-Acacia Technologies stock
                                                      31,200,496 shares of AR-CombiMatrix stock

Use of proceeds...................................... We will not receive any proceeds from the sale of the shares of
                                                      AR-Acacia Technologies stock covered by this prospectus

Nasdaq National Market Symbol........................ ACTG

         The selling stockholders may sell the shares of our AR-Acacia Technologies stock subject to this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale. Furthermore, the selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise.

ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission, or the "SEC," on behalf of the selling stockholders, who are named in the table under the section titled "Selling Stockholders" beginning on page 28 of this prospectus, utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders may, from time to time until this registration statement is withdrawn from registration by us, sell the shares of our AR-Acacia Technologies stock being offered under this prospectus in one or more offerings.

         This prospectus provides you with a general description of the securities that the selling stockholders may offer. To the extent required, the number of shares of our AR-Acacia Technologies stock to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering by any Selling Stockholder may be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section titled "Incorporation of Certain Information By Reference," beginning on page 32 below.

         You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents now or in the future incorporated by reference into the registration statement of which this prospectus forms a part. We have not authorized, and the selling stockholders may not authorize, anyone to provide you with different information. We are not, and the selling stockholders are not, making an offer of the shares of our AR-Acacia Technologies stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. We are required to update this prospectus and the registration statement with a post-effective amendment to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including this prospectus.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR AR-ACACIA TECHNOLOGIES STOCK, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION TITLED "RISK FACTORS" BELOW, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

                                  RISK FACTORS

         AN INVESTMENT IN OUR AR-ACACIA TECHNOLOGIES STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING IN OUR AR-ACACIA TECHNOLOGIES STOCK, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS DETAILED IN THIS "RISK FACTORS" SECTION AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. IF ANY OF THESE RISKS OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED, THE PRICE OF OUR AR-ACACIA TECHNOLOGIES STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                                  GENERAL RISKS

WE HAVE A HISTORY OF LOSSES AND WILL PROBABLY INCUR ADDITIONAL LOSSES IN THE FUTURE.

         We have sustained substantial losses since our inception resulting in an accumulated deficit, as of December 31, 2004, of $188.2 million on a consolidated basis. We may never become profitable or if we do, we may never be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative and legal expenses. As a result, it is more likely than not that we will incur losses for the foreseeable future.

IF WE, OR OUR SUBSIDIARIES, ENCOUNTER UNFORESEEN DIFFICULTIES AND CANNOT OBTAIN ADDITIONAL FUNDING ON FAVORABLE TERMS, OUR BUSINESS MAY SUFFER.

         Acacia Research Corporation's consolidated cash and cash equivalents along with short-term investments totaled $52.4 million at December 31, 2004.

         To date, the CombiMatrix group has relied primarily upon selling equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of the CombiMatrix group's business strategies. To date, the Acacia Technologies group has relied primarily upon selling of equity securities and payments from our V-chip technology licensees

(primarily in 2001) and Digital Media Transmission ("DMT(R)") technology licensees (2003 to current) to generate the funds needed to finance the operations of the Acacia Technologies group. See the risk factor entitled, "Although we recognized significant revenue from the V-chip technology patent held by the Acacia Technologies group, this patent expired in July 2003, and if the group does not develop other recurring sources of revenue, its financial condition will be adversely impacted" on page 9 of this prospectus.

         We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified above, that may deplete our capital resources more rapidly than anticipated. As a result, our subsidiary companies may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests. Any efforts to seek additional funds could be made through equity, debt or other external financings. Nevertheless, we cannot assure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans and our business may suffer.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE CANNOT ASSURE THAT OUR OPERATIONS WILL BE PROFITABLE.

         We commenced operations in 1993 and, accordingly, have a limited operating history. In addition, certain of our subsidiary companies are in the early stages of development and/or operations and have limited operating histories. We also recently acquired eleven (11) new subsidiaries, and although we conducted customary due diligence before completing the acquisition, we cannot assure that our projections for profitability will be accurate because of our limited history with these new companies. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will be profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

         We have sustained substantial losses since our inception resulting in an accumulated deficit as of December 31, 2004, of $188.2 million on a consolidated basis. If we continue to incur operating losses in future periods, we may not have enough money to expand our business and our subsidiary companies' businesses in the future.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH COULD PLACE STRAINS ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES AND COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Further, as our subsidiary companies' businesses grow, we will be required to manage multiple relationships. Any further growth by us or our subsidiary companies or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR ORGANIZATION TO MATCH THE GROWTH OF OUR SUBSIDIARIES.

         As our subsidiaries grow, the administrative demands upon Acacia Research Corporation will grow, and our success will depend upon our ability to meet those demands. These demands include increased accounting, management, legal services, staff support for our board of directors, and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

THE AVAILABILITY OF SHARES FOR SALE IN THE FUTURE COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

         In the future, we may issue securities to raise cash for acquisitions. We may also pay for interests in additional subsidiary companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

         In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF ACACIA RESEARCH CORPORATION THAT MIGHT OTHERWISE RESULT IN OUR STOCKHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE OF THEIR SHARES.

         Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors. These provisions include:

         o Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

         o amendment of our bylaws by the stockholders requires a two-thirds approval of the outstanding shares;

         o the authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover;

         o provisions in our bylaws eliminating stockholders' rights to call a special meeting of stockholders, which could make it more difficult for stockholders to wage a proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our certificate of incorporation and bylaws; and

         o the division of our board of directors into three classes with staggered terms for each class, which could make it more difficult for an outsider to gain control of our board of directors.

         Such potential obstacles to a takeover could adversely affect the ability of our stockholders to receive a premium price for their stock in the event another company wants to acquire us.

WE MAY INCUR INCREASED COSTS AS A RESULT OF RECENTLY ENACTED AND PROPOSED CHANGES IN LAWS AND REGULATIONS RELATING TO CORPORATE GOVERNANCE MATTERS

         Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the Securities and Exchange Commission and by the American Stock Exchange, will result in increased costs to us as we evaluate the implications of any new rules and respond to their requirements. New rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs to comply with any new rules and regulations.

                 RISKS RELATING TO THE ACACIA TECHNOLOGIES GROUP

         The risk factors beginning on this page discuss risks relating to the Acacia Technologies group. Because each holder of AR-Acacia Technologies stock, is a holder of the common stock of one company, Acacia Research Corporation, the risks associated with the CombiMatrix group could affect the AR-Acacia Technologies stock. As such, we also urge you to read carefully the section "Risks Relating to the CombiMatrix Group" below.

BECAUSE OUR BUSINESS OPERATIONS ARE SUBJECT TO MANY UNCONTROLLABLE OUTSIDE INFLUENCES, WE MAY NOT SUCCEED.

         Our Acacia Technologies group's business operations are subject to numerous risks from outside influences, including the following:

         o NEW LEGISLATION, REGULATIONS OR RULES RELATED TO OBTAINING PATENTS OR ENFORCING PATENTS COULD SIGNIFICANTLY INCREASE ACACIA TECHNOLOGIES GROUP'S OPERATING COSTS AND DECREASE ITS REVENUE.

         Our Acacia Technology group acquires patents with enforcement opportunities and is spending a significant amount of resources to enforce those patents. If new legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions. While we are not aware that any such changes are likely to occur in the foreseeable future, we cannot assure you that such changes will not occur.

         o TRIAL JUDGES AND JURIES OFTEN FIND IT DIFFICULT TO UNDERSTAND COMPLEX PATENT ENFORCEMENT LITIGATION, AND AS A RESULT, WE MAY NEED TO APPEAL ADVERSE DECISIONS BY LOWER COURTS IN ORDER TO SUCCESSFULLY ENFORCE OUR PATENTS.

         It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries and trial courts.

         o MORE PATENT APPLICATIONS ARE FILED EACH YEAR RESULTING IN LONGER DELAYS IN GETTING PATENTS ISSUED BY THE UNITED STATES PATENT AND TRADEMARK OFFICE.

         Our Acacia Technology group holds and continues to acquire pending patents. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The delays could cause delays in recognizing revenue from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market. See the subheading "COMPETITION IS INTENSE IN THE INDUSTRIES IN WHICH OUR SUBSIDIARIES DO BUSINESS AND AS A RESULT, WE MAY NOT BE ABLE TO GROW OR MAINTAIN OUR MARKET SHARE FOR OUR TECHNOLOGIES AND PATENTS," on page 9 below.

         o FEDERAL COURTS ARE BECOMING MORE CROWDED, AND AS A RESULT, PATENT ENFORCEMENT LITIGATION IS TAKING LONGER.

         Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear criminal cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater affect on our business in the future unless this trend changes.

         o ANY REDUCTIONS IN THE FUNDING OF THE UNITED STATES PATENT AND TRADEMARK OFFICE COULD HAVE AN ADVERSE IMPACT ON THE COST OF PROCESSING PENDING PATENT APPLICATIONS AND THE VALUE OF THOSE PENDING PATENT APPLICATIONS.

         The assets of Acacia Technologies group consists of patent portfolios, including pending patent applications before the U.S. Patent and Trademark Office (USPTO). The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

         o COMPETITION IS INTENSE IN THE INDUSTRIES IN WHICH OUR SUBSIDIARIES DO BUSINESS AND AS A RESULT, WE MAY NOT BE ABLE TO GROW OR MAINTAIN OUR MARKET SHARE FOR OUR TECHNOLOGIES AND PATENTS.

         Our Acacia Technologies group expects to encounter competition in the area of patent acquisition and enforcement as the number of companies entering this market is increasing. This includes competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire. Companies such as British Technology Group, Rembrandt Management Group, and Intellectual Ventures LLC are already in the business of acquiring the rights to patents for the purpose of enforcement, and we expect more companies to enter the market. As new technological advances occur, many of our patented technologies may become obsolete before they are completely monetized. If we are unable to replace obsolete technologies with more technologically advanced patented technologies, then this obsolescence could have a negative effect on our ability to generate future revenues.

         o        OUR PATENTED TECHNOLOGIES FACE UNCERTAIN MARKET VALUE.

         Our Acacia Technologies group has acquired patents and technologies that are at early stages of adoption in the commercial and consumer markets. Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services. See the related risk factor beginning on page 11 of this prospectus.

         o AS PATENT ENFORCEMENT LITIGATION BECOMES MORE PREVALENT, IT MAY BECOME MORE DIFFICULT FOR US TO VOLUNTARILY LICENSE OUR PATENTS.


         We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

         o THE FOREGOING OUTSIDE INFLUENCES MAY AFFECT OTHER RISK FACTORS DESCRIBED IN THIS PROSPECTUS

         Any one of the foregoing outside influences may cause our company to need additional financing to meet the challenges presented or to compensate for a loss in revenue, and we may not be able to obtain the needed financing. See the heading "If we, or our subsidiaries, encounter unforeseen difficulties and cannot obtain additional funding on favorable terms, our business may suffer" beginning on page 5 of this prospectus.

THE ACACIA TECHNOLOGIES GROUP HAS INCURRED LOSSES IN THE PAST AND EXPECTS TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

         The Acacia Technologies group has sustained substantial losses in the past. We expect the Acacia Technologies group to incur significant legal, marketing, general and administrative expenses. As a result, we expect the Acacia Technologies group to incur losses for the foreseeable future.

ALTHOUGH WE RECOGNIZED SIGNIFICANT REVENUE FROM THE V-CHIP TECHNOLOGY PATENT HELD BY THE ACACIA TECHNOLOGIES GROUP, THIS PATENT EXPIRED IN JULY 2003, AND IF THE GROUP DOES NOT DEVELOP OTHER RECURRING SOURCES OF REVENUE, ITS FINANCIAL CONDITION WILL BE ADVERSELY IMPACTED.

         The Acacia Technologies group, and Acacia Research Corporation as a whole, recognized $27.5 million in revenues from licensing the V-chip patent to television manufacturers, including $1.5 million in previously deferred revenue during the year ended December 31, 2004. The Acacia Technologies group's patent on the V-chip technology expired in July 2003, and we do not expect to recognize further revenue from this patent.

         In 2003, the Acacia Technologies group began to commercially license its DMT technology recognizing approximately $3.5 million in DMT license fee revenues to date, and intends to acquire and license additional intellectual property. During the year ended December 31, 2004, we recognized $2.8 million in revenue from our Digital Media Transmission patents. Pursuant to assignment agreements related to the purchase of Acacia Media Technologies, the former patent portfolio owners are entitled to 15% of future net revenues, as defined by each agreement, generated by the digital media transmission patents.

         In July 2004, the Acacia Technologies group acquired U.S. Patent No. 6,226,677 from LodgeNet Entertainment Corporation, which covers technology and methods for redirecting users to a login page when accessing the Internet, and launched its licensing and enforcement program for this patent in the third quarter of 2004. Acacia Global Acquisition Corporation's acquisition of the assets of Global Patent Holdings, LLC in 2005, provides the Acacia Technologies group with ownership of companies that control 27 patent portfolios, which include 120 U.S. patents and certain foreign counterparts, and cover technologies used in a wide variety of industries. The acquisitions expand and diversify the Acacia Technologies group's revenue generating opportunities. The Acacia Technologies group believes that its cash and cash equivalent balances, including the proceeds from the February 2005 equity financing received following the acquisition of the assets from Global Patent Holdings, anticipated cash flow from operations and other external sources of available credit, will be sufficient to meet its cash requirements through the next twelve months. However, due to the nature of our licensing business and uncertainties regarding the amount and timing of the receipt of license fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of our existing licensees and other factors, we cannot currently predict the amount and timing of the receipt of license fee revenues with a sufficient degree of precision.

THE ACACIA TECHNOLOGIES GROUP MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE THE PRICE OF AR-ACACIA TECHNOLOGIES STOCK TO DECLINE.

         The Acacia Technologies group's revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods the Acacia Technologies group's revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our AR-Acacia Technologies stock to decline. The following are among the factors that could cause the Acacia Technologies group's operating results to fluctuate significantly from period to period:

         o        the performance of our third-party licensees;

         o costs related to acquisitions, alliances, licenses and other efforts to expand our operations;

         o the timing of payments under the terms of any customer or license agreements into which the Acacia Technologies group may enter; and

         o expenses related to, and the results of, patent filings and other enforcement proceedings relating to intellectual property rights, as more fully described on page 8.

THE ACACIA TECHNOLOGIES GROUP'S REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM ITS FINANCIAL CONDITION.

         The amount and timing of revenues that the Acacia Technologies group may realize from its business will be unpredictable because:

         o whether the Acacia Technologies group generates revenues depends, in part, on the success of its licensees;

         o        its cycle of obtaining licensees may be lengthy; and

         o        it cannot be sure as to the timing of receipt of payment.

         As a result, the Acacia Technologies group's revenues may vary significantly from quarter to quarter, which could make its business difficult to manage and cause its quarterly results to be below market expectations. If this happens, the price of our AR-Acacia Technologies stock may decline significantly.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR AR-ACACIA TECHNOLOGIES STOCK.

         The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our AR-Acacia Technologies stock to fluctuate, perhaps substantially, including, among others, the following:

         o announcements of developments in our patent enforcement actions

         o        developments or disputes concerning our patents;

         o        our or our competitors' technological innovations;

         o        developments in relationships with licensees;

         o        variations in our quarterly operating results;

         o our failure to meet or exceed securities analysts' expectations of our financial results; or

         o a change in financial estimates or securities analysts' recommendations;

         o changes in management's or securities analysts' estimates of our financial performance;

         o        changes in market valuations of similar companies;

         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

         o        failure to complete significant transactions.

         For example, the Nasdaq Computer Technology Index had a range of $767.48 - $979.56 during the 52-weeks ended March 10, 2005. Over the same period, our AR-Acacia Technologies stock fluctuated within a range of $2.77 - $7.35. We believe fluctuations in our stock price during this period could have been caused by court rulings in our patent enforcement actions. Court rulings in patent enforcement actions are often difficult to understand, even when favorable or neutral to the value of our patents, and we believe that investors in the market may overreact, causing fluctuations in our stock prices that may not accurately reflect the impact of court rulings on our business operations and assets.

         In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our AR-Acacia Technologies stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm the business and financial results of the Acacia Technologies group.

THE MARKETS SERVED BY THE ACACIA TECHNOLOGIES GROUP ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND IF THE ACACIA TECHNOLOGIES GROUP IS UNABLE TO DEVELOP AND ACQUIRE NEW TECHNOLOGIES AND PATENTS, ITS REVENUES COULD STOP GROWING OR COULD DECLINE.

         The markets served by the licensees of Acacia Technologies group frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. Products for communications applications, high-speed computing applications, as well as other applications covered by the Acacia Technologies group's intellectual property, are based on continually evolving industry standards. The Acacia Technologies group's ability to compete in the future will, however, depend on its ability to identify and ensure compliance with evolving industry standards. This will require our continued efforts and success of acquiring new patent portfolios with licensing and enforcement opportunities. However, we expect to have sufficient liquidity and capital resources for the foreseeable future in order to maintain the level of acquisitions we believe we need to keep pace with these technological advances. However, outside influences may cause the need for greater liquidity and capital resources than expected, as described under the caption "Because our business operations are subject to many uncontrollable outside influences, we may not succeed" beginning on page 8 of this prospectus.

THE SUCCESS OF OUR ACACIA TECHNOLOGIES GROUP DEPENDS IN PART UPON OUR ABILITY TO RETAIN THE BEST LEGAL COUNSEL TO REPRESENT US IN PATENT ENFORCEMENT LITIGATION.

         In addition, the success of the Acacia Technologies group depends upon our ability to retain the best legal counsel to prosecute patent infringement litigation. As our patent enforcement actions increase, it will become more difficult to find the best legal counsel to handle all of our cases because many of the best law firms may have a conflict of interest that prevents its representation of our company.

                     RISKS RELATING TO THE COMBIMATRIX GROUP

         The risk factors beginning on this page discuss risks relating to the CombiMatrix group. Because each holder of AR-Acacia Technologies stock is also a holder of the common stock of one company, Acacia Research Corporation, the risks associated with the CombiMatrix group could affect our AR-Acacia Technologies stock. As such, we also urge you to read the following section carefully.

BECAUSE OUR BUSINESS OPERATIONS ARE SUBJECT TO MANY UNCONTROLLABLE OUTSIDE INFLUENCES, WE MAY NOT SUCCEED.

         Our CombiMatrix group's business operations are subject to numerous risks from outside influences, including the following:

         o TECHNOLOGICAL ADVANCES MAY MAKE OUR COMBIMATRIX GROUP SEMICONDUCTOR BASED ARRAY TECHNOLOGY OBSOLETE OR LESS COMPETITIVE, AND AS A RESULT, OUR REVENUE AND THE VALUE OF OUR ASSETS COULD BECOME OBSOLETE OR LESS COMPETITIVE.

         Our CombiMatrix group products and services are dependent upon our semiconductor based array technology. The semiconductor based array technology is an advancement in conventional arrays that are used for the same purpose. Current array technologies have revolutionized drug discovery and development, and we believe that our CombiMatrix group's array technology provides characteristics, including flexibility, superior cost metrics, and performance, which address certain needs of the life sciences market which are not addressed by conventional arrays and offers the latest in technological advances in this area. Our products and services are substantially dependent upon our ability to offer the latest in semiconductor based array technology in the SNP genotyping, gene expression profiling and proteomic markets. We believe technological advances of conventional arrays and semiconductor based arrays are currently being developed by our existing competition and potential new competitors in the market, including Affymetrix, Inc., Agilent Technologies, Inc., Becton, Dickinson and Company, Ciphergen Biosystems, Inc., Gene Logic Inc., Illumina, Inc., Johnson & Johnson, Nanogen, Inc., Orchid Biosciences, Inc., Applera Corporation, Roche Diagnostics GmbH and Sequenom, Inc. We also expect to face additional competition from new market entrants and consolidation of our existing competitors. Many of the CombiMatrix group's competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future. If these companies are able to offer technological advances to conventional arrays or semiconductor based arrays, our products may become less valuable or even obsolete. While we continue to invest resources in research and development to enhance the technology of our products and services, we cannot provide any assurance that our competitors or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

         o NEW ENVIRONMENTAL REGULATION MAY MATERIALLY INCREASE THE NET LOSSES OF OUR COMBIMATRIX GROUP

         The CombiMatrix group's operations involve the use, transportation, storage and disposal of hazardous substances, and as a result it is subject to environmental and health and safety laws and regulations. Any changes in these laws and regulations could increase CombiMatrix's compliance costs, and as a result, could materially increase the net losses of our CombiMatrix group.

         o        OUR TECHNOLOGIES FACE UNCERTAIN MARKET VALUE.

         Our CombiMatrix group includes the following technologies and products that were recently introduced into the market: CustomArray(TM), DNA Microarray, CustomArray(TM), 12K DNA expression array and related products, Design-on-Demand(TM) Arrays, and NanoArrayTM technology. These technologies and products have not gained widespread market acceptance, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and products will meet or exceed our expectations.

         Further, our CombiMatrix group is currently developing the following technologies and products that have not yet been introduced into the market: (a) Bench-Top DNA Microarray Synthesizer for CustomArray(TM) formatted arrays, (b) microarray technology for the detection of biological threat agents, (b) drug discovery and development using the CustomArray(TM) platform, and (c) nanotechnology-based chemical sensors to be used for the detection of biological agents in air and water. The level of market acceptance of these technologies and products will have a significant impact upon our results of operations, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and products will meet or exceed our expectations.

         o THE FOREGOING OUTSIDE INFLUENCES MAY AFFECT OTHER RISK FACTORS DESCRIBED IN THIS PROSPECTUS

         Any one of the foregoing outside influences may cause our company to need additional financing to meet the challenges presented or to compensate for a loss in revenue, and we may not be able to obtain the needed financing. See the heading "If we, or our subsidiaries, encounter unforeseen difficulties and cannot obtain additional funding on favorable terms, our business may suffer" beginning on page 5 of this prospectus. Further, any one of the foregoing outside influences affecting the CombiMatrix group could make it less likely that our CombiMatrix group will be able to gain acceptance of its array technology by researchers in the pharmaceutical, biotechnology and academic communities. See the heading "If the CombiMatrix group's new and unproven technology is not used by researchers in the pharmaceutical, biotechnology and academic communities, its business will suffer" beginning on page 16 of this prospectus.

THE COMBIMATRIX GROUP HAS A HISTORY OF LOSSES AND EXPECTS TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

         The CombiMatrix group has sustained substantial losses since its inception. The CombiMatrix group may never become profitable, or if it does, it may never be able to sustain profitability. We expect the CombiMatrix group to incur significant research and development, marketing, general and administrative expenses. As a result, we expect the CombiMatrix group to incur losses for the foreseeable future.

THE COMBIMATRIX GROUP MUST ENTER INTO NEW STRATEGIC PARTNERSHIPS TO GENERATE REVENUE CONSISTENT WITH ITS OPERATING HISTORY AS A RESULT OF THE COMPLETION OF THE RELATIONSHIP WITH ROCHE DIAGNOSTICS GmbH

         In March 2004, the CombiMatrix group completed all phases of its research and development agreement with Roche. As a result of completing all of its obligations under this agreement and in accordance with the CombiMatrix group's revenue recognition policies for multiple-element arrangements, the CombiMatrix group recognized all previously deferred Roche related contract revenues totaling $17,302,000 during the first quarter of 2004. To date, the CombiMatrix group has relied primarily upon selling equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of the CombiMatrix group's business strategies. The CombiMatrix group has historically been substantially dependent on its arrangements with Roche Diagnostics GmbH ("Roche"), and has relied upon payments by Roche and other partners for a majority of its future revenues. The CombiMatrix group intends to enter into additional strategic partnerships to develop and commercialize future products. The CombiMatrix group is deploying unproven technologies and continues to develop its commercial products. There can be no assurance that the CombiMatrix group will be able to implement its future plans. Failure by management to achieve its plans would have a material adverse effect on the CombiMatrix group's and Acacia Research Corporation's ability to achieve its intended business objectives.

THE COMBIMATRIX GROUP MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE ITS STOCK PRICE TO DECLINE.

         The CombiMatrix group's revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods the CombiMatrix group's revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our AR-CombiMatrix stock to decline. The following are among the factors that could cause the CombiMatrix group's operating results to fluctuate significantly from period to period:

         o its unpredictable revenue sources, as described below and in our most recent annual report incorporated by reference on page 32 below;

         o the nature, pricing and timing of the CombiMatrix group's and its competitors' products;

         o changes in the CombiMatrix group's and its competitors' research and development budgets;

         o expenses related to, and the CombiMatrix group's ability to comply with, governmental regulations of its products and processes; and

         o expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

         The CombiMatrix group anticipates significant fixed expenses due in part to its need to continue to invest in product development. It may be unable to adjust its expenditures if revenues in a particular period fail to meet its expectations, which would harm its operating results for that period. As a result of these fluctuations, the CombiMatrix group believes that period-to-period comparisons of the CombiMatrix group's financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of its future performance.

THE COMBIMATRIX GROUP'S REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM ITS FINANCIAL CONDITION.


         The amount and timing of revenues that the CombiMatrix group may realize from its business will be unpredictable because:

         o whether products are commercialized and generate revenues depends, in part, on the efforts and timing of its potential customers;

         o        its sales cycles may be lengthy; and

         o it cannot be sure as to the timing of receipt of payment for its products.

         As a result, the CombiMatrix group's revenues may vary significantly from quarter to quarter, which could make its business difficult to manage and cause its quarterly results to be below market expectations. If this happens, the price of the CombiMatrix group's common stock may decline significantly.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR AR-COMBIMATRIX STOCK.

         The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly biotechnology companies, has been highly volatile. We believe that various factors may cause the market price of our AR-CombiMatrix stock to fluctuate, perhaps substantially, including, among others, announcements of:

         o        its or its competitors' technological innovations;

         o developments or disputes concerning patents or proprietary rights;

         o supply, manufacturing or distribution disruptions or other similar problems;

         o proposed laws regulating participants in the biotechnology industry;

         o developments in relationships with collaborative partners or customers;

         o its failure to meet or exceed securities analysts' expectations of its financial results; or

         o a change in financial estimates or securities analysts' recommendations.

         In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our AR-CombiMatrix stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm the business and financial results of the CombiMatrix group.

THE COMBIMATRIX GROUP IS DEPLOYING NEW AND UNPROVEN TECHNOLOGIES WHICH MAKES EVALUATION OF ITS BUSINESS AND PROSPECTS DIFFICULT, AND IT MAY BE FORCED TO CEASE OPERATIONS IF IT DOES NOT DEVELOP COMMERCIALLY SUCCESSFUL PRODUCTS.

         The CombiMatrix group has not proven its ability to commercialize products on a large scale. In order to successfully commercialize products on a large scale, it will have to make significant investments, including investments in research and development and testing, to demonstrate their technical benefits and cost-effectiveness. Problems frequently encountered in connection with the commercialization of products using new and unproven technologies might limit its ability to develop and commercialize its products. For example, the CombiMatrix group's products may be found to be ineffective, unreliable or otherwise unsatisfactory to potential customers. The CombiMatrix group may experience unforeseen technical complications in the processes it uses to develop, manufacture, customize or receive orders for its products. These complications could materially delay or limit the use of products the CombiMatrix group attempts to commercialize, substantially increase the anticipated cost of its products or prevent it from implementing its processes at appropriate quality and scale levels, thereby causing its business to suffer.

THE COMBIMATRIX GROUP MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE ON ACCEPTABLE TERMS, THE COMBIMATRIX GROUP MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

         The CombiMatrix group's future capital requirements will be substantial and will depend on many factors including how quickly it commercializes its products, the progress and scope of its collaborative and independent research and development projects, the filing, prosecution, enforcement and defense of patent claims and the need to obtain regulatory approval for certain products in the United States or elsewhere. Changes may occur that would cause the CombiMatrix group's available capital resources to be consumed significantly sooner than it expects.

         The CombiMatrix group may be unable to raise sufficient additional capital on favorable terms or at all. If it fails to do so, it may have to curtail or cease operations or enter into agreements requiring it to relinquish rights to certain technologies, products or markets because it will not have the capital necessary to exploit them.

IF THE COMBIMATRIX GROUP DOES NOT ENTER INTO SUCCESSFUL PARTNERSHIPS AND COLLABORATIONS WITH OTHER COMPANIES, IT MAY NOT BE ABLE TO FULLY DEVELOP ITS TECHNOLOGIES OR PRODUCTS, AND ITS BUSINESS WOULD BE HARMED.

         Since the CombiMatrix group does not possess all of the resources necessary to develop and commercialize products that may result from its technologies on a mass scale, it will need either to grow its sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support its products. The CombiMatrix group believes that it will have to enter into additional strategic partnerships to develop and commercialize future products. If it does not enter into adequate agreements, or if its existing arrangements or future agreements are not successful, its ability to develop and commercialize products will be impacted negatively, and its revenues will be adversely affected.

         Historically, the CombiMatrix group was substantially dependent on its arrangement with Roche. The CombiMatrix group relied on payments by Roche to fund the majority of its resources engaged in fulfilling its contractual obligations to Roche. Roche's primary service to the CombiMatrix group is to distribute its technology platform. If the CombiMatrix group were to lose its relationship with Roche, the CombiMatrix group would continue to distribute its technology platform itself or be required to establish a distribution agreement with other partners. This could prove difficult, time-consuming and expensive, and the CombiMatrix group may not be successful in achieving this objective.

THE COMBIMATRIX GROUP HAS LIMITED EXPERIENCE COMMERCIALLY MANUFACTURING, MARKETING OR SELLING ANY OF ITS POTENTIAL PRODUCTS, AND UNLESS IT DEVELOPS THESE CAPABILITIES, IT MAY NOT BE SUCCESSFUL.

         Even if the CombiMatrix group is able to develop its products for commercial release on a large-scale, it has limited experience in manufacturing its products in the volumes that will be necessary for it to achieve commercial sales and in marketing or selling its products to potential customers. We cannot assure you that the CombiMatrix group will be able to commercially produce its products on a timely basis, in sufficient quantities or on commercially reasonable terms.

THE COMBIMATRIX GROUP FACES INTENSE COMPETITION AND WE CANNOT ASSURE YOU THAT IT WILL BE SUCCESSFUL.

         The CombiMatrix group expects to compete with companies that design, manufacture and market instruments for analysis of genetic variation and function and other applications using established sequential and parallel testing technologies. The CombiMatrix group is also aware of other biotechnology companies that have or are developing testing technologies for the SNP genotyping, gene expression profiling and proteomic markets. The CombiMatrix group anticipates that it will face increased competition in the future as new companies enter the market with new technologies and its competitors improve their current products.

         The markets for the CombiMatrix group's products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions. One or more of the CombiMatrix group's competitors may offer technology superior to those of the CombiMatrix group and render its technology obsolete or uneconomical. Many of its competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than it has. Some of its competitors currently offer arrays with greater density than it does and have rights to intellectual property, such as genomic information or proprietary technology, which provides them with a competitive advantage. If the CombiMatrix group were not able to compete successfully, its business and financial condition would be materially harmed.

IF THE COMBIMATRIX GROUP'S NEW AND UNPROVEN TECHNOLOGY IS NOT USED BY RESEARCHERS IN THE PHARMACEUTICAL, BIOTECHNOLOGY AND ACADEMIC COMMUNITIES, ITS BUSINESS WILL SUFFER.

         The CombiMatrix group's products may not gain market acceptance. In that event, it is unlikely that its business will succeed. Biotechnology and pharmaceutical companies and academic research centers have historically analyzed genetic variation and function using a variety of technologies, and many of them have made significant capital investments in existing technologies. Compared to existing technologies, the CombiMatrix group's technologies are new and unproven. In order to be successful, its products must meet the commercial requirements of the biotechnology, pharmaceutical and academic communities as tools for the large-scale analysis of genetic variation and function. Market acceptance will depend on many factors, including:

         o the development of a market for its tools for the analysis of genetic variation and function, the study of proteins and other purposes;

         o the benefits and cost-effectiveness of its products relative to others available in the market;

         o its ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

         o its ability to develop and market additional products and enhancements to existing products that are responsive to the changing needs of its customers;

         o the willingness and ability of customers to adopt new technologies requiring capital investments or the reluctance of customers to change technologies in which they have made a significant investment; and

         o the willingness of customers to transmit test data and permit the CombiMatrix group to transmit test results over the Internet, which will be a necessary component of its product and services packages unless customers purchase or license its equipment for use in their own facilities.

IF THE MARKET FOR ANALYSIS OF GENOMIC INFORMATION DOES NOT DEVELOP OR IF GENOMIC INFORMATION IS NOT AVAILABLE TO THE COMBIMATRIX GROUP'S POTENTIAL CUSTOMERS, ITS BUSINESS WILL NOT SUCCEED.

         The CombiMatrix group is designing its technology primarily for applications in the biotechnology, pharmaceutical and academic communities. The usefulness of the CombiMatrix group's technology depends in part upon the availability of genomic data. The CombiMatrix group is initially focusing on markets for analysis of genetic variation and function, namely gene expression profiling. These markets are new and emerging, and they may not develop as the CombiMatrix group anticipates, or at all. Also, researchers may not seek or be able to convert raw genomic data into medically valuable information through the analysis of genetic variation and function. If genomic data is not available for use by the CombiMatrix group's customers or if its target markets do not emerge in a timely manner, or at all, demand for its products will not develop as it expects, and it may never become profitable.

THE COMBIMATRIX GROUP'S FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICE OF ITS ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL AND ITS ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL.

         There is intense competition for qualified personnel in the CombiMatrix group's industry, particularly for engineers and senior level management. Loss of the services of, or failure to recruit, engineers or other technical and key management personnel could be significantly detrimental to the group and could adversely affect its business and operating results. The CombiMatrix group may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of its products and business or to replace engineers or other qualified personnel who may leave the group in the future. The CombiMatrix group's anticipated growth is expected to place increased demands on its resources and likely will require the addition of new management personnel.

THE EXPANSION OF THE COMBIMATRIX GROUP'S PRODUCT LINES MAY SUBJECT IT TO REGULATION BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION AND FOREIGN REGULATORY AUTHORITIES, WHICH COULD PREVENT OR DELAY ITS INTRODUCTION OF NEW PRODUCTS.

         If the CombiMatrix group manufactures, markets or sells any products for any regulated clinical or diagnostic applications, those products will be subject to extensive governmental regulation as medical devices in the United States by the FDA and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. Products that CombiMatrix Corporation manufactures, markets or sells for research purposes only are not subject to governmental regulations as medical devices or as analyte specific reagents to aid in disease diagnosis. We believe that the CombiMatrix group's success will depend upon commercial sales of improved versions of products, certain of which cannot be marketed in the United States and other regulated markets unless and until the CombiMatrix group obtains clearance or approval from the FDA and its foreign counterparts, as the case may be. Delays or failures in receiving these approvals may limit our ability to benefit from new CombiMatrix group products.

AS THE COMBIMATRIX GROUP'S OPERATIONS EXPAND, ITS COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS WILL INCREASE, AND FAILURE TO COMPLY WITH THESE LAWS AND REGULATIONS COULD HARM ITS FINANCIAL RESULTS.

         The CombiMatrix group's operations involve the use, transportation, storage and disposal of hazardous substances, and as a result it is subject to environmental and health and safety laws and regulations. As the CombiMatrix group expands its operations, its use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, the CombiMatrix group's failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at its disposal sites, could expose the CombiMatrix group to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of its operations. These types of events, if they occur, would adversely impact the group's financial results.

THE COMBIMATRIX GROUP'S BUSINESS DEPENDS ON ISSUED AND PENDING PATENTS, AND THE LOSS OF ANY PATENTS OR THE GROUP'S FAILURE TO SECURE THE ISSUANCE OF PATENTS COVERING ELEMENTS OF ITS BUSINESS PROCESSES WOULD MATERIALLY HARM ITS BUSINESS AND FINANCIAL CONDITION.

         The CombiMatrix group's success depends on its ability to protect and exploit its intellectual property. The CombiMatrix group currently has four patents issued in the United States, four patents issued in Europe and 59 patent applications pending in the United States, Europe and elsewhere. The patents covering the CombiMatrix group's core technology begin to expire January 5, 2018.

         The patent application process before the United States Patent and Trademark Office and other similar agencies in other countries is initially confidential in nature. Patents that are filed outside the United States, however, are published approximately eighteen months after filing. The CombiMatrix group cannot determine in a timely manner whether patent applications covering technology that competes with its technology have been filed in the United States or other foreign countries or which, if any, will ultimately issue or be granted as enforceable patents. Some of the CombiMatrix group's patent applications may claim compositions, methods or uses that may also be claimed in patent applications filed by others. In some or all of these applications, a determination of priority of inventorship may need to be decided in a proceeding before the United States Patent and Trademark Office or a foreign regulatory body or a court. If the CombiMatrix group is unsuccessful in these proceedings, it could be blocked from further developing, commercializing or selling products. Regardless of the ultimate outcome, this process is time-consuming and expensive.

ANY INABILITY TO ADEQUATELY PROTECT THE COMBIMATRIX GROUP'S PROPRIETARY TECHNOLOGIES COULD MATERIALLY HARM THE COMBIMATRIX GROUP'S COMPETITIVE POSITION AND FINANCIAL RESULTS.

         If the CombiMatrix group does not protect its intellectual property adequately, competitors may be able to use its technologies and erode any competitive advantage that it may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.

         The patent positions of companies developing tools for the biotechnology, pharmaceutical and academic communities, including the CombiMatrix group's patent position, generally are uncertain and involve complex legal and factual questions. The CombiMatrix group will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The CombiMatrix group's existing patents and any future issued or granted patents it obtains may not be sufficiently broad in scope to prevent others from practicing its technologies or from developing competing products. There also is a risk that others may independently develop similar or alternative technologies or designs around the CombiMatrix group's patented technologies. In addition, others may oppose or invalidate its patents, or its patents may fail to provide it with any competitive advantage. Enforcing the CombiMatrix group's intellectual property rights may be difficult, costly and time-consuming and ultimately may not be successful.

         The CombiMatrix group also relies upon trade secret protection for its confidential and proprietary information. While it has taken security measures to protect its proprietary information, these measures may not provide adequate protection for its trade secrets or other proprietary information. The CombiMatrix group seeks to protect its proprietary information by entering into confidentiality and invention disclosure and transfer agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose its proprietary information, and the CombiMatrix group may not be able to meaningfully protect its trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to its trade secrets.

ANY LITIGATION TO PROTECT THE COMBIMATRIX GROUP'S INTELLECTUAL PROPERTY, OR ANY THIRD-PARTY CLAIMS OF INFRINGEMENT, COULD DIVERT SUBSTANTIAL TIME AND MONEY FROM THE COMBIMATRIX GROUP'S BUSINESS AND COULD SHUT DOWN SOME OF ITS OPERATIONS.

         The CombiMatrix group's commercial success depends in part on its non-infringement of the patents or proprietary rights of third parties. Many companies developing tools for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights. Accordingly, third parties may assert that the CombiMatrix group is employing their proprietary technology without authorization. In addition, third parties may claim that use of the CombiMatrix group's technologies infringes their current or future patents. The CombiMatrix group could incur substantial costs and the attention of its management and technical personnel could be diverted while defending ourselves against any of these claims. The CombiMatrix group may incur the same liabilities in enforcing its patents against others. The CombiMatrix group has not made any provision in its financial plans for potential intellectual property related litigation, and it may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

         If parties making infringement claims against the CombiMatrix group are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block the CombiMatrix group's ability to further develop, commercialize and sell products, and could result in the award of substantial damages against it. If the CombiMatrix group is unsuccessful in protecting and expanding the scope of its intellectual property rights, its competitors may be able to develop, commercialize and sell products that compete with it using similar technologies or obtain patents that could effectively block its ability to further develop, commercialize and sell its products. In the event of a successful claim of infringement against the CombiMatrix group, we may be required to pay substantial damages and either discontinue those aspects of its business involving the technology upon which it infringed or obtain one or more licenses from third parties. While the CombiMatrix group may license additional technology in the future, it may not be able to obtain these licenses at a reasonable cost, or at all. In that event, it could encounter delays in product introductions while it attempts to develop alternative methods or products, which may not be successful. Defense of any lawsuit or failure to obtain any of these licenses could prevent it from commercializing available products.

                     RISKS RELATING TO OUR CAPITAL STRUCTURE

HOLDERS OF BOTH CLASSES OF OUR STOCK ARE STOCKHOLDERS OF ONE COMPANY, AND THE FINANCIAL PERFORMANCE OF ONE GROUP COULD AFFECT THE OTHER, THUS EXPOSING THE HOLDERS OF EACH GROUP'S STOCK TO THE RISKS OF AN INVESTMENT IN THE ENTIRE COMPANY.

         Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock are stockholders of a single company. The CombiMatrix group and the Acacia Technologies group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Acacia Research Corporation and all of our businesses, assets and liabilities. The issuance of our AR-CombiMatrix stock and our AR-Acacia Technologies stock and the allocation of assets and liabilities and stockholders' equity between the CombiMatrix group and the Acacia Technologies group did not result in a distribution or spin-off to stockholders of any of our assets or liabilities and did not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to the Acacia Technologies group could be subject to the liabilities of the CombiMatrix group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group, including the $1,964,000 of accounts payable, accrued expenses and other liabilities attributed to CombiMatrix group for the year ended December 31, 2004. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group. However, our business is conducted by our operating subsidiaries. Creditors of one subsidiary may not make claims against the assets of another subsidiary, absent a separate guaranty from the other subsidiaries. None of our subsidiaries currently guaranty the obligations of other subsidiaries.

         Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group. In addition, net losses of either group and dividends or distributions on, or repurchases of, either class of common stock will reduce the funds we can pay as dividends on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information with the financial information we provide for each group in our most recent Form 10-K and Form 10-Q incorporated by reference at page 32 below.

THE MARKET PRICE OF EITHER CLASS OF OUR COMMON STOCK MAY NOT REFLECT THE SEPARATE PERFORMANCE OF THE GROUP RELATED TO THAT CLASS OF COMMON STOCK.

         The market price of our AR-CombiMatrix stock or AR-Acacia Technologies stock may not reflect the separate performance of the business of the group relating to that class of common stock. The market price of either class of common stock could simply reflect the performance of Acacia Research Corporation as a whole, or the market price of either class of common stock could move independently of the performance of the business of either group. Investors may discount the value of either class of common stock because it is part of a common enterprise rather than a stand-alone company.

THE MARKET PRICE OF EITHER CLASS OF OUR COMMON STOCK MAY BE AFFECTED BY FACTORS THAT DO NOT AFFECT TRADITIONAL COMMON STOCK.

         o THE COMPLEX NATURE OF THE TERMS OF OUR AR-COMBIMATRIX STOCK AND AR-ACACIA TECHNOLOGIES STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF EITHER CLASS OF COMMON STOCK.

         The complex nature of the terms of our two classes of common stock, such as the convertibility of AR-CombiMatrix stock into AR-Acacia Technologies stock, or vice versa, and the potential difficulties investors may have understanding these terms, may adversely affect the market price of either class of common stock.

         o THE MARKET PRICE OF OUR AR-ACACIA TECHNOLOGIES STOCK MAY BE ADVERSELY AFFECTED BY THE FACT THAT HOLDERS HAVE LIMITED LEGAL INTERESTS IN THE GROUP RELATING TO THE CLASS OF COMMON STOCK.

         For example, as described in greater detail in the subsequent risk factors, holders of either class of common stock generally do not have separate class voting rights with respect to significant matters affecting either group. In addition, upon our liquidation or dissolution, holders of either class of common stock will not have specific rights to the assets of the group relating to the class of common stock held and will not be entitled to receive proceeds that are proportional to the relative performance of that group. The voting rights of the AR-Acacia Technologies stock fluctuates based upon the relative market prices of the AR-CombiMatrix stock and the AR-Acacia Technologies stock, as more fully discussed on page 2 under the caption, "VOTING RIGHTS OF AR-ACACIA TECHNOLOGIES STOCK." If the record date for a stockholder meeting was March 14, 2005, holders of AR-Acacia Technologies common stock would have 1.665 votes per share, and holders of CombiMatrix common stock would have one vote per share.

         o THE MARKET PRICE OF OUR AR-ACACIA TECHNOLOGIES STOCK MAY BE ADVERSELY AFFECTED BY EVENTS INVOLVING THE COMBIMATRIX GROUP OR THE PERFORMANCE OF THE AR-COMBIMATRIX STOCK.

         Events, such as earnings announcements or other developments concerning one group that the market does not view favorably and which thus adversely affect the market price of the class of common stock relating to that group, may adversely affect the market price of the class of common stock relating to the other group. Because both classes of common stock are common stock of Acacia Research Corporation, an adverse market reaction to one class of common stock may, by association, cause an adverse reaction to the other class of common stock. This reaction may occur even if the triggering event was not material to us as a whole.

THE HOLDERS OF AR-COMBIMATRIX STOCK AND THE HOLDERS OF AR-ACACIA TECHNOLOGIES STOCK HAVE ONLY LIMITED SEPARATE STOCKHOLDER RIGHTS.

         Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock have the rights customarily held by common stockholders. They also have these specific rights related to their corresponding group:

         o        certain rights with regard to dividends and liquidation;

         o requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their corresponding group; and

         o a right to vote on matters as a separate voting class in the limited circumstances provided under Delaware law, by stock exchange rules or as determined by our board of directors (such as an amendment of our certificate of incorporation that changes the rights, privileges or preferences of the class of stock held by such stockholders).

         o we will not hold separate stockholder meetings for holders of AR-CombiMatrix stock and AR-Acacia Technologies stock.

THE HOLDERS OF AR-COMBIMATRIX STOCK AND THE HOLDERS OF AR-ACACIA TECHNOLOGIES STOCK WILL HAVE CERTAIN LIMITS ON THEIR RESPECTIVE VOTING POWERS.

         o GROUP COMMON STOCK WITH A MAJORITY OF VOTING POWER CAN CONTROL VOTING OUTCOMES.

         The holders of AR-CombiMatrix stock and AR-Acacia Technologies stock will vote together as a single class, except in limited circumstances. If a separate vote on a matter by the holders of either our AR-CombiMatrix stock or our AR-Acacia Technologies stock is not required under Delaware law or by stock exchange rules, and if our board of directors does not require a separate vote, either class of common stock that is entitled to more than the number of votes required to approve such matter could control the outcome of such vote - even if the matter involves a divergence or conflict of the interests between the holders of our AR-CombiMatrix stock and our AR-Acacia Technologies stock. In addition, if the holders of common stock having a majority of the voting power of all shares of common stock outstanding approve a merger, the terms of which did not require separate class voting under stock exchange rules, then the merger could be consummated - even if the holders of a majority of either class of common stock were to vote against the merger.

         The next time we anticipate needing to determine the floating voting power of our AR-Acacia Technologies stock will be at our next annual meeting. We plan to hold our annual meeting of stockholders on May 10, 2005, and our record date for voting purposes was March 14, 2005. As of March 14, 2005, 27,212,769 shares of AR-Acacia Technologies stock were issued and outstanding. As of March 14, 2005, 31,200,496 shares of AR-CombiMatrix stock were issued and outstanding. For purposes of the annual meeting, each holder of AR-Acacia Technologies stock will have 1.665 votes per share, and each holder of AR-CombiMatrix stock will have one vote per share. Collectively, holders of AR-Acacia Technologies stock will have a total of 45,309,260 potential votes, or approximately 62.50% of the total available votes.

         o GROUP COMMON STOCK WITH LESS THAN MAJORITY VOTING POWER CAN BLOCK ACTION IF A CLASS VOTE IS REQUIRED.

         If Delaware law, stock exchange rules or our board of directors requires a separate vote on a matter by the holders of either our AR-CombiMatrix stock or our AR-Acacia Technologies stock, such as a proposal to amend the terms of one class of stock, those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

         o HOLDERS OF ONLY ONE CLASS OF COMMON STOCK CANNOT ENSURE THAT THEIR VOTING POWER WILL BE SUFFICIENT TO PROTECT THEIR INTERESTS.

         Since the relative voting power per share of AR-CombiMatrix stock and AR-Acacia Technologies stock will fluctuate based on the market values of the two classes of common stock, the relative voting power of a class of common stock could decrease. As a result, holders of shares of only one of the two classes of common stock cannot ensure that their voting power will be sufficient to protect their interests.

OUR RESTATED CERTIFICATE OF INCORPORATION MAY BE AMENDED TO INCREASE OR DECREASE THE AUTHORIZED SHARES OF EITHER CLASS OF COMMON STOCK WITHOUT THE APPROVAL OF EACH CLASS VOTING SEPARATELY.

         Our restated certificate of incorporation provides that an amendment to our restated certificate to increase or decrease the number of authorized shares of either class of common stock will require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of each class of stock voting as a separate class. Accordingly, if the holders of one class of common stock hold a majority of the voting power of all shares of common stock, then that majority could approve an amendment to our restated certificate to increase or decrease the authorized shares of stock of either class without the approval of the holders of the minority class of stock.

STOCKHOLDERS MAY NOT HAVE ANY REMEDIES FOR BREACH OF FIDUCIARY DUTIES IF ANY ACTION BY OUR DIRECTORS OR OFFICERS HAS A DISADVANTAGEOUS EFFECT ON EITHER CLASS OF COMMON STOCK.

         Stockholders may not have any remedies if any action or decision of our directors and officers has a disadvantageous effect on either class of common stock compared to the other class of common stock. We are not aware of any legal precedent under Delaware law involving the fiduciary duties of directors and officers of corporations having two classes of common stock, or separate classes or series of capital stock, the rights of which, like our AR-CombiMatrix stock and AR-Acacia Technologies stock, are defined by reference to separate businesses of the corporation.

         Principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, board of directors' committee or officer with respect to any matter having different effects on holders of AR-CombiMatrix stock and holders of AR-Acacia Technologies stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of common stock.

         As of March 14, 2005, our officers and directors held the following beneficial interest in our AR-Acacia Technologies stock and our AR-CombiMatrix stock:


                                                       AMOUNT AND NATURE
                                                         OF BENEFICIAL                    AMOUNT AND NATURE OF
                                                       OWNERSHIP OF AR -      PERCENT     BENEFICIAL OWNERSHIP         PERCENT
                                                      ACACIA TECHNOLOGIES        OF       OF AR - COMBIMATRIX            OF
BENEFICIAL OWNER                                             STOCK            CLASS(1)          STOCK                  CLASS(1)
-----------------------------------                   -------------------    ---------    --------------------         --------
DIRECTORS AND EXECUTIVE OFFICERS(2)
Paul R. Ryan(3)                                            1,372,325             4.9%            705,682                  2.2%
Thomas B. Akin(4)                                            145,394               *             138,898                     *
Rigdon Currie(5)                                              38,750               *             116,250                     *
Fred A. de Boom(6)                                            85,550               *              63,892                     *
Edward W. Frykman(7)                                          74,340               *              56,407                     *
Robert L. Harris, II(8)                                      918,667             3.3%            514,782                  1.6%
G. Louis Graziadio, III(9)                                    55,750               *              46,030                     *
Amit Kumar, Ph.D.(10)                                        419,036             1.5%            905,827                  2.8%
Clayton J. Haynes(11)                                        111,830               *              58,506                     *
Robert A. Berman(12)                                         452,269             1.6%            216,778                     *
All Directors and Executive Officers as a Group            3,673,911            13.2%          2,823,052                  8.9%
 (ten persons)(13)

-------------------------
*   Less than one percent

(1) The percentage of shares beneficially owned is based on 27,212,769 shares of AR - Acacia Technologies stock and 31,200,496 shares of AR - CombiMatrix stock outstanding as of March 14, 2005. Beneficial ownership is determined under rules and regulations of the Securities and Exchange Commission ("SEC"). Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 14, 2005, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the Company believes that such persons have sole voting and investment power with respect to all shares of the Company's common stock shown as beneficially owned by them.

(2) The address for each of the Company's directors and executive officers is the Company's principal offices, Acacia Research Corporation, 500 Newport Center Drive, Newport Beach, California 92660.

(3) Includes 7,000 shares of AR - Acacia Technologies Stock and 7,000 shares of AR - CombiMatrix stock held by Mr. Ryan's daughter, and 915,086 shares of AR - Acacia Technologies stock and 507,897 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

(4) Includes 85,244 shares of AR - Acacia Technologies Stock and 35,412 shares of AR - CombiMatrix stock held by Talkot Crossover Fund, L.E. ("Talkot") and 60,150 shares of AR - Acacia Technologies stock and 103,486 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005. Mr. Akin serves as managing general partner of Talkot.

(5) Includes 38,750 shares of AR - Acacia Technologies stock and 116,250 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

(6) Includes 60,150 shares of AR - Acacia Technologies stock and 48,486 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

(7) Includes 54,350 shares of AR - Acacia Technologies stock and 48,486 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

(8) Includes 20,000 shares of AR - Acacia Technologies stock held by the R&S Harris Trust, of which Mr. Harris is a Trustee and 898,667 shares of AR - Acacia Technologies stock and 514,782 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005. 22,000 AR - Acacia Technologies stock options and 12,280 AR - CombiMatrix stock options will expire if not exercised by April 9, 2005.

(9) Includes 55,750 shares of AR - Acacia Technologies stock and 46,030 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

(10) Includes 417,936 shares of AR - Acacia Technologies stock and 877,213 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

(11) Includes 111,830 shares of AR - Acacia Technologies stock and 58,506 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

(12) Includes 452,269 shares of AR - Acacia Technologies stock and 216,778 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

(13) Includes 3,064,938 of AR - Acacia Technologies stock and 2,537,914 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2005.

NUMEROUS POTENTIAL CONFLICTS OF INTERESTS EXIST BETWEEN OUR AR-COMBIMATRIX STOCK AND OUR AR-ACACIA TECHNOLOGIES STOCK WHICH MAY BE DIFFICULT TO RESOLVE BY OUR BOARD OR WHICH MAY BE RESOLVED ADVERSELY TO ONE OF THE CLASSES.

         The existence of separate classes of common stock could give rise to occasions when the interests of the holders of AR-CombiMatrix stock and AR-Acacia Technologies stock diverge or conflict. Examples include determinations by our directors or officers to:

         o pay or omit the payment of dividends on AR-CombiMatrix stock or AR-Acacia Technologies stock;

         o allocate consideration to be received by holders of each of the classes of common stock in connection with a merger or consolidation involving Acacia Research Corporation;

         o        convert one class of common stock into shares of the other;

         o        approve certain dispositions of the assets of either group;

         o allocate the proceeds of future issuances of our stock either to the Acacia Technologies group or the CombiMatrix group;

         o        allocate corporate opportunities between the groups;

         o make other operational and financial decisions with respect to one group that could be considered detrimental to the other group; and

         o Acacia Technology group may seek to license and enforce its patented technologies against companies that have business relationships or potential business relationships with CombiMatrix group.

         When making decisions with regard to matters that create potential diverging or conflicting interests, our directors and officers will act in accordance with their fiduciary duties, the terms of our restated certificate of incorporation, and, to the extent applicable, our management and allocation policies.

THE PERFORMANCE OF ONE GROUP OR THE DIVIDENDS PAID TO ONE GROUP MAY ADVERSELY AFFECT THE DIVIDENDS AVAILABLE FOR THE OTHER GROUP.

         Our board of directors currently has no intention to pay dividends on our AR-CombiMatrix stock or our AR-Acacia Technologies stock. Determinations as to future dividends on our AR-CombiMatrix stock and our AR-Acacia Technologies stock will be based primarily on the financial condition, results of operations and business requirements of the relevant group and Acacia Research Corporation as a whole. Subject to the limitations referred to below, our board of directors has the authority to declare and pay dividends on our AR-CombiMatrix stock and our AR-Acacia Technologies stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on our AR-CombiMatrix stock, exclusively on our AR-Acacia Technologies stock, or on both, in equal or unequal amounts. Our board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor.

         The performance of one group may cause our board of directors to pay more or less dividends on the common stock relating to the other group than if that other group was a stand-alone company. In addition, Delaware law and our restated certificate of incorporation impose limitations on the amount of dividends which may be paid on each class of common stock.

PROCEEDS OF MERGERS OR CONSOLIDATIONS MAY BE ALLOCATED UNFAVORABLY.

         Our restated certificate of incorporation does not contain any provisions governing how consideration to be received by holders of common stock in connection with a merger or consolidation involving Acacia Research Corporation is to be allocated among holders of each class of common stock. Our board of directors will determine the percentage of the consideration to be allocated to holders of each class of common stock in any such transaction. Such percentage may be materially more or less than that which might have been allocated to such holders had our board of directors chosen a different method of allocation.

HOLDERS OF EITHER CLASS OF COMMON STOCK MAY BE ADVERSELY AFFECTED BY A CONVERSION OF GROUP COMMON STOCK.

         Our board of directors could, in its sole discretion and without stockholder approval, determine to convert shares of AR-Acacia Technologies stock into shares of AR-CombiMatrix stock, or vice versa, at a time when either or both classes of common stock may be considered to be overvalued or undervalued. Any such conversion would dilute the interests in Acacia Research Corporation of the holders of the class of common stock being issued in the conversion. It could also give holders of shares of the class of common stock converted a greater or lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of the group whose stock is converted.

HOLDERS OF EITHER CLASS OF COMMON STOCK COULD BE ADVERSELY AFFECTED BY A DISPOSITION OF THE ASSETS ATTRIBUTED TO THEIR RESPECTIVE GROUPS.

         Our board of directors could, in its sole discretion and without stockholder approval, determine to dispose of all or substantially all the assets of a group. If a disposition of group assets occurs at a time when those assets are considered undervalued, then holders of that group's stock would receive less consideration than they could have received had the assets been disposed of at a time when they had a higher value.

PROCEEDS OF FUTURE ISSUANCES OF OUR STOCK COULD BE ATTRIBUTED UNFAVORABLY.

         We may in the future issue a new class of stock, such as a class of preferred stock, or additional shares of AR-CombiMatrix stock or AR-Acacia Technologies stock. Proceeds from any future issuance of any class of stock would be attributed among the CombiMatrix group or the Acacia Technologies group as determined by our board of directors. There is no requirement that the proceeds from an issuance of AR-CombiMatrix stock or AR-Acacia Technologies stock be attributed to the corresponding group. Such allocations might be materially more or less for the respective groups than what might have been attributed had our board of directors chosen a different allocation method. Also, any designated preferred class may be designed to reflect the performance of Acacia Research Corporation as a whole, rather than the performance of the CombiMatrix group or the Acacia Technologies group.

ALLOCATION OF CORPORATE OPPORTUNITIES COULD FAVOR ONE GROUP OVER ANOTHER.

         Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, our directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. Any such decisions could favor one group at the expense of the other.

OTHER OPERATIONAL AND FINANCIAL DECISIONS WHICH MAY FAVOR ONE GROUP OVER THE OTHER.

         Our board of directors or our senior officers will review other operational and financial matters affecting the CombiMatrix group and the Acacia Technologies group, including the allocation of financing resources and capital, technology and know-how and corporate overhead, taxes, debt, interest and other matters. Any decision of our board of directors or our senior officers in these matters could favor one group at the expense of the other.

OUR BOARD OF DIRECTORS MAY CHANGE OUR MANAGEMENT AND ALLOCATION POLICIES WITHOUT STOCKHOLDER APPROVAL TO THE DETRIMENT OF EITHER GROUP.

         Our board of directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of either class of common stock or could result in a benefit or detriment to one class of stockholders compared to the other class. Our board of directors will make any such decision in accordance with its good faith business judgment that the decision is in the best interests of Acacia Research Corporation and all of our stockholders as a whole.

EITHER GROUP MAY FINANCE THE OTHER GROUP ON TERMS UNFAVORABLE TO ONE OF THE GROUPS.

         We may transfer cash and other property between groups to finance their business activities. The group providing the financing will be subject to the risks relating to the group receiving the financing. We will account for those transfers generally as a short-term or long-term loan between groups or as a repayment of a previous borrowing.

THERE ARE LIMITS ON THE CONSIDERATION WHICH MAY BE RECEIVED BY THE STOCKHOLDERS IN THE EVENT OF THE DISPOSITION OF ASSETS OF A GROUP.

         Our restated certificate of incorporation provides that if a disposition of all or substantially all of the properties and assets of either group occurs, we must, subject to certain exceptions:

         o distribute through a dividend or redemption to holders of the class of common stock relating to such group an amount equal to the net proceeds of such disposition; or

         o convert at a 10% premium such common stock into shares of the class of common stock relating to the other group.

         If the group subject to the disposition were a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by holders of the class of common stock relating to that group if the assets of such group were sold. In addition, we cannot assure you that the net proceeds per share of the common stock relating to that group will be equal to or more than the market value per share of such common stock prior to or after announcement of a disposition.

         The term "substantially all of the properties and assets" of a group is subject to potentially conflicting interpretations. Resolution of such a dispute could adversely impact the holders of either the class of common stock related to the assets being disposed or the holders of the other class because the consideration, if any, to be received by the holders of the class related to the disposed assets may depend on whether the disposition involved "substantially all" of the properties and assets of that class.

HOLDERS OF EITHER CLASS OF COMMON STOCK MAY BE ADVERSELY AFFECTED BY A REDEMPTION OF THEIR COMMON STOCK.

         We are entitled to redeem the outstanding common stock relating to a group when all or substantially all of that group's assets are sold. We can redeem the assets for cash, securities, a combination of cash and securities or other property at fair value. A disposition-related redemption could occur when the assets being disposed of are considered undervalued. If that were the case, the holders of our common stock related to that group would receive less consideration for their shares than they may deem reasonable.

         We can also redeem on a pro rata basis all of the outstanding shares of a group's common stock for shares of the common stock of one or more of our wholly owned subsidiaries. If this were to occur, the holders of the redeemed class of common stock would no longer have stockholder voting rights in Acacia Research Corporation or any other benefits to be derived from holding a class of stock in Acacia Research Corporation. In addition, if the outstanding shares of a class of our common stock are redeemed for shares that are not publicly traded, the holders of such redeemed stock will no longer be able to publicly trade their shares and accordingly their investment will be substantially less liquid.

OUR CAPITAL STRUCTURE AND THE VARIABLE VOTE PER SHARE COULD ENABLE A POTENTIAL ACQUIRER TO TAKE CONTROL OF OUR COMPANY THROUGH THE ACQUISITION OF ONLY ONE OF THE CLASSES OF OUR COMMON STOCK.

         A potential acquirer could acquire control of Acacia Research Corporation by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. Such a majority could be obtained by acquiring a sufficient number of shares of both classes of common stock or, if one class of common stock has a majority of such voting power, only shares of that class. Currently, our AR-Acacia Technologies stock has a majority of the voting power. As a result, currently, it might be possible for an acquirer to obtain control of Acacia Research Corporation by purchasing only shares of AR-Acacia Technologies stock.

DECISIONS BY DIRECTORS AND OFFICERS THAT AFFECT DIFFERENTLY ONE CLASS OF OUR COMMON STOCK COMPARED TO THE OTHER COULD ADVERSELY AFFECT THE MARKET VALUE OF EITHER OR BOTH OF THE CLASSES OF OUR COMMON STOCK.

         The relative voting power per share of our AR-CombiMatrix stock and our AR-Acacia Technologies stock and the number of shares of one class of common stock issuable upon the conversion of the other class of common stock will vary depending upon the relative market values of our AR-CombiMatrix stock and our AR-Acacia Technologies stock. The market value of either or both classes of common stock could be affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one class of common stock compared to the other. These decisions could involve changes to our management and allocation policies, allocations of corporate opportunities and financing resources between groups, and changes in dividend policies.

INVESTORS MAY NOT VALUE OUR AR-COMBIMATRIX STOCK AND OUR AR-ACACIA TECHNOLOGIES STOCK BASED ON GROUP FINANCIAL INFORMATION AND POLICIES.

         We cannot assure you that investors will value our AR-CombiMatrix stock and our AR-Acacia Technologies stock based on the reported financial results and prospects of the separate groups or the dividend policies established by our board of directors with respect to those groups. Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock will continue to be common stockholders of Acacia Research Corporation subject to all the risks associated with an investment in Acacia Research Corporation as a whole. Additionally, the separate stockholder rights related to each group are limited and relate to events that may never occur, such as dividend and liquidation rights and the disposition of all or substantially all of the assets of a group. Accordingly, investors may discount the value of AR-CombiMatrix stock and AR-Acacia Technologies stock because both groups are part of a common enterprise rather than a stand-alone entity and each class of stock has limited separate stockholder rights.

HOLDERS OF AR-COMBIMATRIX STOCK AND AR-ACACIA TECHNOLOGIES STOCK MAY NOT RECEIVE A PREMIUM FROM AN INVESTOR ACQUIRING CONTROL OF THEIR RESPECTIVE CLASSES OF STOCK.

         Control of AR-CombiMatrix stock or AR-Acacia Technologies stock may not provide control of Acacia Research Corporation as a whole. Accordingly, unlike many acquisition transactions, holders of AR-CombiMatrix stock and AR-Technologies stock may not receive a controlling interest premium from an investor acquiring control of their respective classes of stock.

THERE ARE CERTAIN PROVISIONS IN OUR TWO-CLASS CAPITAL STRUCTURE THAT COULD HAVE ANTI-TAKEOVER EFFECTS.

         The existence of the two classes of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Acacia Research Corporation by delaying or preventing such change in control. The existence of two classes of common stock could present complexities and could, in certain circumstances, pose obstacles, financial and otherwise, to an acquiring person. We could, in the sole discretion of our board of directors and without stockholder approval, exercise the right to convert the shares of one class of common stock into shares of the other at a 10% premium over their respective average market values. This conversion could result in additional dilution to persons seeking control of Acacia Research Corporation.

         Our board of directors could issue shares of preferred stock or common stock that could be used to create voting or other impediments to discourage persons seeking to gain control of Acacia Research Corporation, and preferred stock could also be privately placed with purchasers favorable to our board of directors in opposing such action.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing patents, technologies, products, plans and objectives of management, markets for stock of Acacia and other matters. Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Acacia, wherever they occur, are necessarily estimates reflecting the best judgment of the senior management of Acacia on the date on which they were made, or if no date is stated, as of the date of this prospectus. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled "Risk Factors," beginning on page 5 that may affect the operations, performance, development and results of our business. Because the factors discussed in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

         You should understand that important factors discussed in the "Risk Factors" section, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to Acacia or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur. We are required to update this prospectus and the registration statement with a post-effective amendment to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including this prospectus.

                                 USE OF PROCEEDS

         All of our AR-Acacia Technologies stock being offered under this prospectus is being sold by or for the account of the selling stockholders. We will not receive any proceeds from the sale of our AR-Acacia Technologies stock by or for the account of the selling stockholders.

                              SELLING STOCKHOLDERS

         On December 15, 2004, we agreed to issue 3,938,832 shares of AR-Acacia Technologies stock to Global Patent Holdings, LLC, as partial consideration for the purchase of its subsidiary companies, holding an aggregate of 27 patent portfolios, which includes 120 U.S. patents. The transaction closed on January 28, 2005. Global Patent Holdings, LLC, subsequently distributed the shares, pro rata, to its members. We have agreed to register for resale by these members, now stockholders in our company and who are listed below (the "selling stockholders"), all of the shares of AR-Acacia Technologies stock we issued to them.

         The table below presents information regarding the selling stockholders and the shares of our AR-Acacia Technologies stock that they may offer and sell from time to time under this prospectus. Percentages of beneficial ownership are based upon 27,214,852 shares of AR-Acacia Technologies stock issued and outstanding as of March 28, 2005.

                                                                                                  ----------------------------------
                                                                                                  PERCENTAGE OF SHARES OF AR-ACACIA
                                                                                                   TECHNOLOGIES STOCK BENEFICIALLY
                                                                                                                OWNED
------------------------------------------------------------------------------------------------------------------------------------
                                            SHARES OF AR-ACACIA           NUMBER OF SHARES OF     BEFORE OFFERING   AFTER OFFERING
                                      TECHNOLOGIES STOCK TO BE RESOLD    AR-ACACIA TECHNOLOGIES    OF THE RESALE     OF THE RESALE
SELLING STOCKHOLDERS(1)                      IN THE OFFERING(2)               STOCK OWNED              SHARES           SHARES
-----------------------                      ------------------               -----------              ------           ------
Anthony O. Brown(3)                              1,294,141                     1,294,141                4.76%             0%
Richard A. Angell                                  543,519                       543,519                2.00%             0%
Daniel B. Asher                                    581,522                       581,522                2.14%             0%
Scott D. Paseltiner                                543,519                       543,519                2.00%             0%
Marshall N. Toplansky                               22,904                        22,904                0.08%             0%
Michael Vender(4)                                   34,551                        34,551                0.13%             0%
James D. Esser                                      24,687                        24,687                0.09%             0%
Richard Taylor(5)                                  171,302                       171,302                0.63%             0%
Thomas Harney(6)                                    49,374                        49,374                0.18%             0%
Jack Lavin                                          44,426                        44,426                0.16%             0%
James C. Cohen                                       9,875                         9,875                0.04%             0%
Patrick J. McGarvey                                 49,374                        49,374                0.18%             0%
Robert A. Krasnow                                   24,687                        24,687                0.09%             0%
KDS LLC(7)                                          74,061                        74,061                0.27%             0%
Thomas Henrich (8)                                  90,832                        90,832                0.33%             0%
Global Patent Holdings LLC(9)                       34,546                        34,546                0.13%             0%
Dooyong Lee                                        345,512                       345,512                1.27%             0%
                                                 ----------                    ----------              ------            ---
Total                                            3,938,832                     3,938,832               14.48%             0%
-----------

(1) This table is based upon information supplied to us by the selling stockholders.

(2) Assumes that the selling stockholders sell all of the shares available for resale.

(3) 252,715 shares are owned by Bank of America, Trustee for the benefit of the Anthony O. Brown IRA Rollover Plan, and are beneficially owned by Anthony O. Brown.

(4) These shares are registered to Michael Vender, Trustee of the Michael Vender Trust and are beneficially owned by Michael Vender.

(5) These shares are registered to Delaware Charter, as Trustee for the benefit of Richard Taylor and are beneficially owned by Richard Taylor.

(6) These shares are registered to Thomas Harney, Trustee of the Thomas M. Harney Revocable Trust U/D/T August 31, 1988, and are beneficially owned by Thomas Harney.

(7) Keith Morton, David Snyder and Scott Turbin are members of KDS, LLC and share voting and investment control over the shares held by KDS, LLC.

(8) These shares are registered to Lincoln Financial Group, Trustee for the benefit of the Thomas Henrich Profit Sharing Plan and are beneficially owned by Thomas Henrich.

(9) All the selling stockholders are members of Global Patent Holdings. Anthony O. Brown, Richard A. Angell, and Scott D. Paseltiner are affiliates of Global Patent Holdings LLC and control the voting and/ or investment power over the shares held by Global Patent Holdings LLC. Daniel B. Asher owns approximately 15% of the membership interest of Global Patent Holdings and as a result, may be deemed an affiliate of Global Patent Holdings.

               RELATIONSHIP OF SELLING STOCKHOLDERS TO THE COMPANY

         Anthony O. Brown, a Selling Stockholder, has the right to appoint a director to any vacancy on our board of directors as further described in our Form 8-K filed on February 1, 2005 and incorporated by reference on page 32 below. In addition, we have entered into an agreement with Mr. Brown for consulting services for two years, at 1200 hours per year, ending on January 27, 2007, and for a non-compete agreement for four years, ending January 27, 2009. In consideration thereof, we will pay Mr. Brown $2,000,000 in equal bi-weekly installments over the next two years. The foregoing agreements were entered into with Mr. Brown as part of our acquisition of assets from Global Patent Holdings, LLC described above and further described in our Form 8-K filed on February 1, 2005 and incorporated by reference on page 32 below.

         Other than as set forth above with respect to Mr. Brown, none of the other selling stockholders listed above has held any position or office, or has had any material relationship, with our company or any of its affiliates within the past three years.

                              PLAN OF DISTRIBUTION

         We are registering the shares of AR-Acacia Technologies stock on behalf of the selling stockholders. A selling stockholder is a person named in the section entitled "Selling Stockholders" and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift or other non-sale related transfer.

         We do not know of any plan of distribution for the resale of our AR-Acacia Technologies stock by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares.

         We expect that the selling stockholders or transferees may sell the resale shares from time to time in one or more transactions on Nasdaq or any other exchange upon which our company may become listed, in privately negotiated transactions, through put or call option transactions relating to the shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell the resale shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders or the purchasers of the resale shares, or both.

         The selling stockholders may also enter into hedging transactions, options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both. For example, the selling stockholders may:

         o enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a Selling Stockholder and engage in short sales of securities under this prospectus, in which case the other party may use securities received from the selling stockholders to close out any short positions;

         o sell short the securities under this prospectus and use the securities held by it to close out any short position;

         o enter into options, forwards or other transactions that require the selling stockholders to deliver, in a transaction exempt from registration under the Securities Act, the securities to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a Selling Stockholder and publicly resell or otherwise transfer the securities under this prospectus; or

         o loan or pledge the securities to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a Selling Stockholder and sell the loaned securities or, upon an event of default in the case of a pledge, become a Selling Stockholder and sell the pledged securities, under this prospectus.

         The selling stockholders have advised us that they have not entered into any agreements, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of their securities. Daniel B. Asher is an affiliate of a broker-dealer. He has represented to us that (i) he acquired the shares of AR-Acacia Technologies stock in the ordinary course of his business, and (ii) at the time the shares were acquired, Mr. Asher had no agreement or understanding, directly or indirectly, with any person to distribute the shares.

         The selling stockholders and any broker-dealers that act in connection with the sale of shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling stockholders may be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. Furthermore, selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         In addition, if we are notified by a selling stockholder that a donee, pledgee or transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         At any time a particular offer of resale shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of resale shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the resale shares purchased from the selling stockholders, any discounts, commission and other items constituting compensation from the selling stockholders and any discounts, concessions or commissions allowed or paid to dealers. We do not presently intend to use any forms of prospectus other than print.

         In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders and any other persons participating in the sale or distribution of the resale shares will be subject to the federal securities laws and must comply with certain terms of the requirements of the Securities Act and the Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of our AR-Acacia Technologies stock by the selling stockholders or other persons. Under these rules and regulations, generally, except as otherwise permitted thereby, selling stockholders and other persons participating in the sale or distribution:

         o may not engage in any stabilization activity in connection with our AR-Acacia Technologies stock,

         o must furnish each broker which offers resale shares covered by this prospectus with the number of copies of this prospectus and any supplement which are required by the broker, and

         o may not bid for or purchase any of our AR-Acacia Technologies stock or attempt to induce any person to purchase any of our AR-Acacia Technologies stock other than as permitted under the Exchange Act.

         We will make copies of this prospectus available to the selling stockholders, and we have informed the selling stockholders of the need for delivery of a copy of this prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby.

         We may suspend the effectiveness or use of, or trading under, the registration statement if we determine that the sale of any securities pursuant to the registration statement would:

         o materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the company for which we have authorized negotiations; materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the company, or

         o require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the company and our stockholders.

         We will pay all costs and expenses associated with registering and qualifying the resale shares being offered hereunder with the SEC and any state securities agencies. The selling stockholders will bear their own legal fees and costs and all commissions, discounts and expenses of underwriters or brokers, if any, attributable to the sales of the shares.

         We and the selling stockholders have agreed to indemnify each other against certain liabilities that could arise from the registration and sale of the shares.

                                     EXPERTS

         The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Acacia Research Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K of Acacia Research Corporation for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Acacia Technologies group incorporated in this prospectus by reference to the Annual Report on Form 10-K of Acacia Research Corporation for the year ended December 31, 2004 have been so included in reliance on the report (which contains an explanatory paragraph relating to Acacia Technologies group being a division of Acacia Research Corporation as described in Note 1 to the Acacia Technologies group financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of CombiMatrix group incorporated in this prospectus by reference to the Annual Report on Form 10-K of Acacia Research Corporation for the year ended December 31, 2004 have been so included in reliance on the report (which contains an explanatory paragraph relating to CombiMatrix group being a division of Acacia Research Corporation as described in Note 1 to the CombiMatrix group financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Certain legal matters in connection with this prospectus will be passed upon for us by Greenberg Traurig, LLP. Greenberg Traurig, LLP and its attorneys hold no shares of our AR-Acacia Technologies stock or other securities.

                       WHERE YOU CAN FIND MORE INFORMATION

         We electronically file reports, proxy and information statements and other information with the Securities and Exchange Commission. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Internet address is http://www.acaciaresearch.com.

                                MATERIAL CHANGES

         The condensed consolidated pro forma financial statements that give effect to the company's acquisition of certain subsidiary companies of Global Patent Holdings, LLC as of December 31, 2004 and for the year then ended and the audited financial statements of the businesses acquired from Global Patent Holdings, LLC as of December 31, 2004 and for the year then ended, have been included as an amendment to our Form 8-K filed with the SEC on April 11, 2005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are specifically incorporated by reference into this prospectus:

         (1) Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 15, 2005;

         (2) Our Proxy Statement on Form DEF 14A filed with the SEC on April 1, 2005, for our annual meeting of stockholders to be held on May 10, 2005;

         (3)      Our Current Report on Form 8-K/A filed with the SEC on April
                  11, 2005

         (4) The description of the AR-Acacia Technologies stock included in our registration statement on Form 8-A, filed with the SEC on December 19, 2002; and

         (5) All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

         We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:

                               Investor Relations
                           Acacia Research Corporation
                            500 Newport Center Drive
                         Newport Beach, California 92660
                                 (949) 480-8300

=======================================        =================================

YOU SHOULD RELY ONLY ON THE INFORMATION                3,938,832 Shares
CONTAINED IN THIS PROSPECTUS. WE HAVE
NOT AUTHORIZED ANYONE TO PROVIDE YOU
WITH INFORMATION DIFFERENT FROM THAT
CONTAINED IN THIS PROSPECTUS. THE                          ACACIA
SELLING STOCKHOLDERS ARE OFFERING TO                      RESEARCH
SELL, AND SEEKING OFFERS TO BUY, SHARES                  CORPORATION
OF OUR AR-ACACIA TECHNOLOGIES STOCK ONLY
IN JURISDICTIONS WHERE OFFERS AND SALES
ARE PERMITTED. THE INFORMATION CONTAINED
IN THIS PROSPECTUS IS ACCURATE ONLY AS
OF THE DATE OF THIS PROSPECTUS,                    AR-ACACIA TECHNOLOGIES STOCK
REGARDLESS OF THE TIME OF DELIVERY OF
THIS PROSPECTUS OR OF ANY SALE OF OUR
AR-ACACIA TECHNOLOGIES STOCK.

       ----------------
                                                        --------------
      TABLE OF CONTENTS
                                                          PROSPECTUS
                                         PAGE           --------------
                                         ----
Prospectus Summary.........................1
Risk Factors...............................5
Cautionary Statement Concerning
    Forward-Looking Information...........27
Use of Proceeds...........................28
Selling Stockholders......................28
Relationship of Selling
    Stockholders to the Company...........29
Plan of Distribution......................29        ACACIA RESEARCH CORPORATION
Experts...................................31
Legal Matters.............................32          ------------------
Where You Can Find More Information.......32
Material Changes..........................32
Incorporation of Certain Information
    by Reference..........................32

       ----------------


=======================================        =================================

                                     PART II

                     Information Not Required in Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various costs and expenses payable by the registrant in connection with the sale of the AR-Acacia Technologies stock being registered. Any broker-dealer discounts and commissions will be payable by the selling stockholders. Except for the SEC registration fee, all the amounts shown are estimates.


         SEC registration fee....................................  $  2,670.34
         Legal fees and expenses.................................   150,000.00
         Accounting fees and expenses............................    15,000.00
         Printing and related expenses...........................     1,000.00
         Miscellaneous...........................................       250.00
                                                                   -----------
            Total................................................  $168,920.34
                                                                   ===========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

         A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         As permitted by Section 145 of the Delaware General Corporation Law,
Article VII of Acacia's restated certificate of incorporation provides:

                  "No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including without limitation for serving on a committee of the Board of Directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification."

         We have purchased insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not our company would have the power to indemnify him against such liability under the provisions of our company's restated certificate of incorporation.

ITEM 16. EXHIBITS

   EXHIBIT NO.     DESCRIPTION
   -----------     -----------

       2.1         Member Interest Purchase Agreement (1)
       3.1         Restated Certificate of Incorporation (2)
       3.2         Bylaws (3)
       4.1         Restated Certificate of Incorporation included as Exhibit
                   3.1 to this Registration Statement
       5.1         Opinion of Greenberg Traurig, LLP
       10.1        Membership Interest Purchase Agreement (1)
       10.2        Registration Rights Agreement (1)
       10.3        Consulting Agreement (1)
       10.4        Goodwill Purchase Agreement (1)
       23.1 Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 hereto)
       23.2 Consent of Independent Registered Public Accounting Firm regarding Acacia Research Corporation
       23.3 Consent of Independent Registered Public Accounting Firm regarding the Acacia Technologies group
       23.4 Consent of Independent Registered Public Accounting Firm regarding the CombiMatrix group
       24.1 Resolutions authorizing signature of Chief Executive Officer and Chief Financial Officer by power of attorney
                   (included on page II-4)

-----------

(1) Incorporated by reference to our Current Report on Form 8-K, filed on February 1, 2005 (SEC File NO. 000-26068).

(2)      Incorporated by reference from Appendix B to the Proxy
         Statement/Prospectus which formed part of our Registration Statement on Form S-4 (SEC File No. 333-87654) which became effective on November 8, 2002.

(3) Incorporated by reference to our Quarterly Report on Form 10-Q filed on August 10, 2001 (SEC File No. 000-26068).


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
                  Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 5th day of May, 2005.

                                       ACACIA RESEARCH CORPORATION


                                       By: /s/ PAUL R. RYAN
                                           ------------------------------------
                                           Paul R. Ryan,
                                           Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                       TITLE                             DATE
                  ---------                                       -----                             ----
/s/ Paul R. Ryan                                Chief Executive Officer and Chairman             May 5, 2005
----------------------------------------------  (Principal Executive Officer)
Paul R. Ryan

/s/ Clayton J. Haynes                           Chief Financial Officer (Principal               May 5, 2005
----------------------------------------------  Financial and Accounting Officer)
Clayton J. Haynes

*                                               President and Director                           May 5, 2005
----------------------------------------------
Robert L. Harris, II

*                                               Director                                         May 5, 2005
----------------------------------------------
Thomas B. Akin

*                                               Director                                         May 5, 2005
----------------------------------------------
Rigdon Currie

*                                               Director                                         May 5, 2005
----------------------------------------------
Fred A. de Boom

*                                               Director                                         May 5, 2005
----------------------------------------------
Edward W. Frykman

*                                               Director                                         May 5, 2005
----------------------------------------------
G. Louis Graziadio, III

*                                               Director                                         May 5, 2005
----------------------------------------------
Amit Kumar

* By: /s/ Paul R. Ryan
----------------------
Paul R. Ryan,
Attorney-in-Fact


                                                          II-4